EXHIBIT 10.2

February 7, 2005

Richard F. Cummings
c/o Emmis Communications Corporation
3500 W. Olive Avenue, Suite 1450
Burbank, California 91505

     Re: Amendment to Employment Agreement

Dear Rick:

     This letter shall confirm our agreement to amend your employment agreement with Emmis Operating Company dated March 1, 2002 (the “Agreement”), upon the terms and subject to the conditions set forth in this letter (the “Amendment”).

     Except as otherwise provided below, this Amendment is effective upon execution by you. Any capitalized words or phrases used and not defined in this Amendment shall have the meanings ascribed to them in the Agreement. This shall confirm that the parties have agreed as follows:

1. The Term of the Agreement has been extended through February 29, 2008. After February 28, 2005, “Contract Year” shall mean the twelve (12) month period commencing on March 1, 2005 and on each anniversary thereof during the Term.

2. The Base Salary shall be increased to Four Hundred Ninety Five Thousand Dollars ($495,000) each Contract Year during the Term, commencing with the Contract Year beginning March 1, 2005 (“FYE 06”).

3. After payment of any Contract Year Bonus earned for the period ending February 28, 2005, Section 6.2 shall be modified to reflect the following: Commencing with FYE 06, the target amount of the Contract Year Bonus shall be increased to Three Hundred Forty One Thousand Five Hundred Dollars ($341,500) each Contract Year, Exhibit B to the Agreement shall be deleted and shall be of no further force and effect, and the third and fourth sentences of Section 6.2 shall be deleted and replaced with the following language:

     “Employer may pay all or a portion of any Contract Year Bonus in Shares in the same manner utilized for other senior management level employees.”

Unless subsequently changed by the Compensation Committee, the performance goals for FYE 06 shall be:

Target Bonus		Performance Goal
1.	$239,050	Domestic Radio Station Operating Income Target
2.	$102,450	Individual Performance (Discretionary)

Domestic Radio Station Operating Income or any other applicable performance targets or goals shall be defined and determined by the Compensation Committee each Contract Year. The Compensation Committee reserves the right to amend the performance goals to the extent it deems appropriate in order to take into account any material acquisition, disposition, reorganization, recapitalization or other material transaction involving Employer or its properties. Executive shall earn a certain percentage of each Contract Year Bonus in accordance with the applicable bonus scale adopted by the Employer for the subject Contract Year.

4. Section 6.3 shall be deleted in its entirety and replaced with the following language:

     “6.3 Equity Incentive Compensation. Each Contract Year during the Term, beginning with FYE 06, at such time as Employer generally awards equity incentive compensation to members of Employer’s senior management team, Executive shall receive Nine Thousand (9,000) Shares (as defined below) and an option (“Option”) to acquire Thirty Thousand (30,000) Shares. As used herein, “Shares” shall mean shares of Class A Common Stock of Emmis Communications Corporation. The grants of Options and Shares shall be pursuant to the terms and subject to the conditions of the applicable Equity Incentive Plan of Employer, the Option agreement evidencing the Option grant and the restricted stock agreement evidencing the grant of Shares. In the event of any change in the outstanding Shares by reason of any reorganization, recapitalization, reclassification, merger, stock split, reverse stock split, stock dividend, asset spinoff, share combination, consolidation, or similar event, including without limitation a Separation Event, the number and class of all Shares awarded pursuant to this Agreement or covered by an Option granted pursuant to this Agreement (and any applicable Option exercise price) shall be adjusted by the Compensation Committee in its sole discretion and in accordance with the terms of the applicable Equity Incentive Plan of Employer, the Option agreement evidencing the grant of the Option and the restricted stock agreement evidencing the grant of Shares. The determination of the Compensation Committee shall be conclusive and binding.”

5. Effective March 1, 2005, Sections 6.4 and 15.9 shall be deleted and shall be of no further force and effect.

6. After the delivery of any Completion Shares earned for the period ending February 28, 2005 pursuant to Section 6.5, Section 6.5 shall be deleted in its entirety and replaced with the following language:

     “6.5 Completion Bonus. On or about February 29, 2008, Executive shall receive Fifty Thousand (50,000) Shares (the “Completion Shares”); provided, that (i) this Agreement is in effect on February 29, 2008 and has not been terminated for any reason (other than a breach of this Agreement by Employer); and (ii) Executive has fully performed all of Executive’s duties and obligations under this Agreement throughout the Term and is not in breach of any of the material terms and conditions of this Agreement. The Completion Shares shall be freely transferable when delivered to Executive subject to Employer’s securities trading policy and applicable federal and state law. Employer shall have the right, in its sole and absolute discretion, to pay to Executive the value of the Completion Shares (in the same manner applied to other senior management level employees) in cash in lieu of granting Executive the Completion Shares.”

7. In the third sentence of Section 11.5, the following language shall be deleted and shall be of no further force and effect:

     “or the transaction or transactions described in the definition of Change of Control in Exhibit A”

8. In Section 14, Gary Kaseff’s address has been changed to 3500 W. Olive Avenue, Suite 1450, Burbank, California 91505.

All of the terms and conditions set forth in the Agreement shall remain unchanged and in full force and effect unless specifically modified in this Amendment. All references to the Term or its expiration or termination shall be adjusted to properly reflect the language set forth above. This Amendment shall be incorporated by reference into the Agreement and made a part thereof. In the event of any conflict between any provision of this Amendment and any provision of the Agreement, this Amendment shall govern and control.

Please sign below where indicated to signify your acceptance of the terms and conditions set forth in this Amendment. Should you have any questions about this Amendment, please let me know. I look forward to much continued success together.

Sincerely,

/s/ Jeffrey H. Smulyan

Jeffrey H. Smulyan
Chairman and Chief Executive
Officer, Emmis Operating Company

ACCEPTED AND AGREED:

/S/ Richard F. Cummings

Richard F. Cummings

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